EXHIBIT 2.1

PLAN OF REORGANIZATION AND AGREEMENT OF MERGER
DATED AS OF MARCH 8, 2007

PLAN OF REORGANIZATION
AND
AGREEMENT OF MERGER

THIS PLAN OF REORGANIZATION AND AGREEMENT OF MERGER (“Agreement”) is made and entered into as of the 8th day of March, 2007, among Bank of Marin (“Bank”), Bank of Marin Bancorp (“Holding Company”) and Bank of Marin Merger Corp. (“Subsidiary”).

RECITALS

A.           Bank is a banking corporation duly organized, validly existing and doing business in good standing under the laws of the State of California, and has authorized capital of 15,000,000 shares of no par value Common Stock of which, at the date hereof, there are 5,464,855 shares issued and 5,000,000 shares of no par value Preferred Stock of which, at the date hereof, there are no shares issued and outstanding; and

B.           Subsidiary is a corporation duly organized, validly existing and doing business in good standing under the laws of the State of California, and has 100 shares of common stock issued and outstanding which are owned by the Holding Company.

C.           Holding Company is a corporation duly organized, validly existing and doing business in good standing under the laws of the State of California, and has authorized capital of 15,000,000 shares of no par value Common Stock of which, there are 100 shares of Common Stock issued and outstanding, and 5,000,000 shares of no par value Preferred Stock of which, as of the date hereof, there are no shares issued or outstanding; and

D.           A majority of the entire Boards of Directors of Bank, Holding Company, and Subsidiary, have approved this Agreement and authorized its execution.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth and for the purpose of prescribing the terms and conditions of the merger of Subsidiary with Bank, the parties hereto agree as follows:

Article I
Terms of Merger

1.1.           Merger. On the Effective Date, as defined in Article 3, Subsidiary shall be merged with and into Bank (“Merger”), which shall be the surviving corporation (for purposes of this Agreement, the combined Bank and the Subsidiary after the Effective Date of the Merger are sometimes referred to as the “Surviving Bank”) and shall be a subsidiary of Holding Company. Surviving Bank's name shall be “Bank of Marin.” The Merger shall be in accordance with the provisions of California state law. The business of the Surviving Bank shall be that of a California state banking corporation. This business shall be conducted by the Surviving Bank at its main office to be located at 50 Madera Boulevard, Corte Madera, California, and at the legally established offices of the Bank prior to the Merger.

1.2.           Articles of Incorporation and Bylaws. The Articles of Incorporation of Bank as in effect immediately prior to the Effective Date shall, at and after the Effective Date, be the Articles of Incorporation of the Surviving Bank, without change or amendment (until amended or repealed as provided by law) and the Bylaws of Bank as in effect immediately prior to the Effective Date shall, at and after the Effective Date, be the Bylaws of the Surviving Bank, without change or amendment (until amended or repealed as provided by law).

1.3.           Officers and Directors. On and after the Effective Date, the directors and officers of Bank immediately prior to the Effective Date shall be the directors and officers of the Surviving Bank. Directors of the Surviving Bank shall serve until the next annual meeting of shareholders of the Surviving Bank and until such time as their successors are elected and have qualified.

1.4.           Rights and Privileges. On and after the Effective Date, all the rights, privileges, powers, franchises, facilities and immunities, as well as all the properties, real, personal and mixed, tangible and intangible, of Bank shall continue unaffected and unimpaired by the Merger.  On and after the Effective Date, the Surviving Bank shall without further transfer, possess all of the rights, privileges, powers, franchises, facilities, and immunities, as well as all the properties, real, personal and mixed, tangible and intangible, of Bank and Subsidiary.

1.5.           Assumption of Liabilities.  On and after the Effective Date, the Surviving Bank shall succeed to and be liable for all debts, liabilities and other obligations, known or unknown, contingent or otherwise, of Subsidiary and Bank, of any nature whatsoever, existing on the Effective Date or attributable to the operations of Subsidiary or Bank as though the Surviving Bank had incurred them.

1.6.           Further Cooperation. If at any time after the Effective Date any further conveyance, assignment or other documents, or any further action is necessary or desirable to further effectuate the transactions set forth herein or contemplated hereby, the officers and directors of the parties hereto shall execute and deliver, or cause to be executed and delivered, all such documents as may be reasonably required to effectuate such transactions.

1.7.           Offices. Upon the Effective Date, all offices of Bank shall be offices of the Surviving Bank and the principal office of Bank shall be the principal office of the Surviving Bank.

Article II
Capital Stock

2.1           Stock of Subsidiary. The shares of stock of Subsidiary issued and outstanding immediately prior to the Effective Date shall be converted into a number of shares of Common Stock of Surviving Bank equal to the number of shares of Common Stock of the Bank outstanding immediately prior to the Effective Date.

2.2.           Stock of Bank. Subject to the provisions of Section 2.6 hereof, each share of Common Stock of Bank issued and outstanding immediately prior to the Effective Date shall be converted into one share of Common Stock of Holding Company.

2.3.           Exchange of Holding Company Stock for Bank Stock. On the Effective Date, each Bank shareholder of record at that date shall be entitled to receive one share of Common Stock of Holding Company for each share of Common Stock of Bank held on that date and Holding Company shall issue that number of shares which shareholders are entitled to receive. On and after the Effective Date, certificates representing the issued and outstanding Common Stock of Bank shall thereafter represent shares of Common Stock of Holding Company, and such certificates may be exchanged by the holders thereof, after the Merger becomes effective, for new certificates for the appropriate number of shares bearing the name of Holding Company. On and after the Effective Date, there shall be no registration of transfers on the stock transfer books of Surviving Bank of shares of Bank which were outstanding immediately prior to the Effective Date.

2.4.           Rights to Stock Options and Awards. On and after the Effective Date, all outstanding options to purchase shares of Common Stock of Bank and all awards, respectively, granted pursuant to Bank’s 1990 and 1999 Stock Option Plans and the 2007 Equity Plan shall be assumed by and shall be deemed options to purchase shares of Common Stock of Holding Company or awards relating to the Common Stock of Holding Company, as the case may be, on the same terms and conditions, subject to the requirements of the Securities Act of 1933, as amended, and the California Blue Sky Law, and for the same number of shares as have been agreed upon and set forth in agreements entered into pursuant to such plans.

2.5.           Employee Benefit Plans Relating to Stock. On and after the Effective Date, each share of Common Stock of Bank held in trust or otherwise in connection with any and all of Bank's employee benefit plans, including the Bank of Marin Employee Stock Ownership and Savings Plan shall be converted into one share of Common Stock of Holding Company. The Bank of Marin Employee Stock Ownership and Savings Plan shall remain a plan of the Bank and shall not be assumed by the Holding Company.  The 1999 Stock Option Plan, the 2007 Equity Plan, the 2006 Employee Stock Purchase Plan and the Director Fee Plan, and the Bank’s obligations thereunder, shall be assumed by the Holding Company at the Effective Date and shall be subject to the same terms and conditions as existed prior to the Effective Date, subject to the requirements or the Securities Act of 1933, as amended, and the California Blue Sky Law.

2.6.           Dissenting Shares. Holders of shares of Bank Common Stock shall have dissenters’ rights in connection with the Merger pursuant to the provisions of Chapter 13 of the California General Corporation Law.

Article III
Effective Date

This Agreement shall become effective at the date and time that this Agreement is filed with the California Secretary of State.  Such date shall be the “Effective Date” of the Merger.

Article IV
Approvals

4.1.           Shareholder Approval. This Agreement shall be submitted to the shareholders of Bank, Subsidiary and Holding Company for approval and ratification, as provided by the applicable laws of the State of California and in accordance with other applicable law.

4.2           Regulatory Approvals. The parties hereto agree that each shall proceed to and cooperate fully to obtain the regulatory approvals and consents and to satisfy the requirements prescribed by applicable law and/or regulation or which are otherwise necessary or desirable in connection with the completion of the Merger as outlined herein. Such regulatory approvals, consents and requirements shall include, but shall not be limited to the approvals and consents set forth in Article V herein.

Article V
ConditionsPrecedent

This Agreement will not be submitted to the California Secretary of State for filing until all of the following conditions have been satisfied or waived:

(a)           Approval and ratification of this Agreement by the holders of a majority of the outstanding shares of Bank, Subsidiary and Holding Company as required by applicable law;

(b)           Receipt of all other approvals and consents, and satisfaction of all other requirements as are prescribed by applicable law in connection with the Merger including, but not limited to, approval of the FDIC pursuant to 12 U.S.C. 1828(c), approval of the California Department of Financial Institutions for the acquisition of the Bank by the Holding Company pursuant to Financial Code Section 700 et. seq., the granting of an order of exemption in connection with the offer, sale and issuance of shares by the California Department of Financial Institutions pursuant to Financial Code Section 697 and notice to the Board of Governors of the Federal Reserve System pursuant to the Bank Holding Company Act of 1956, as amended and Section 225.17 of Regulation Y promulgated pursuant thereto;

(c)           Issuance (unless the same is waived by the parties hereto) of a favorable opinion, in form and substance satisfactory to the parties and their counsel, with respect to the tax consequences to the parties and their shareholders resulting from the Merger;

(d)           Redemption of the preferred share purchase rights issued pursuant to that certain Rights Agreement, dated August11, 2003, in accordance with the provisions of Section 23 of such Agreement; and

(d)           Performance by each party hereto of all its obligations under this Agreement.

Article VI
Termination

The Agreement may be terminated at any time before the Effective Date upon the occurrence of any of the following events:

(a)           If any of the conditions set forth in Article V are not fulfilled within a reasonable period of time, such reasonable period of time to be determined by a majority of the Board of Directors of any of the parties, in their sole and absolute discretion; or

(b)           If any action, suit, proceeding or claim has been instituted, made or threatened, relating to the proposed Merger which makes consummation of the Merger inadvisable in the opinion of a majority of the Board of Directors of any of the parties; or

(c)           If for any reason consummation of the Merger is inadvisable in the opinion of a majority of the Board of Directors of any of the parties.

Upon termination, this Agreement shall be void and of no further effect, and there shall be no liability by reason of this Agreement or the termination thereof on the part of the parties hereto or their respective directors, officers, employees, agents or shareholders.

Article VII
Expenses

All of the expenses of the Merger, including filing fees, printing and mailing costs, and accountants’ fees and legal fees (except for expenses, if any, incurred by the shareholders of Bank or Holding Company) shall be borne by Surviving Bank or the Holding Company, as applicable. In the event that the Merger is abandoned or terminated for any reason, all such expenses shall be borne by Bank.

Article VIII
Amendment, Modification, Etc.

8.1           Amendment, Modification, Etc. Bank, Subsidiary and Holding Company, by mutual consent of their respective Boards of Directors, to the extent permitted by law, may amend, modify, supplement and interpret this Agreement in such manner as may be mutually agreed upon by them in writing at any time before the Effective Date or after adoption thereof by shareholders of Bank, Subsidiary and Holding Company; provided, however, that no such amendment, modification or supplement shall change any principal term hereof or the number or kind of shares to be issued by Holding Company in exchange for each share of Bank, except by the affirmative action of such shareholders as required by law.

8.2           Counterparts. This Agreement may be executed in one or more counterparts.

8.3           Governing Laws. This Agreement shall be governed by and construed in accordance with the laws of California and the performance of the parties hereto and their respective duties and obligations hereunder shall be governed by such laws except as required by applicable provisions of federal law.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers as of the date first above written, pursuant to a resolution of its board of directors, acting by a majority.

BANK OF MARIN BANCORP

By:	/s/ RUSSELL A. COLOMBO
Russell A. Colombo
President and Chief Executive Officer

By:	/s/ NANCY R. BOATRIGHT
Nancy R. Boatright
Secretary

BANK OF MARIN

By:	/s/ RUSSELL A. COLOMBO
Russell A. Colombo
President and Chief Executive Officer

By:	/s/ NANCY R. BOATRIGHT
Nancy R. Boatright
Secretary

BANK OF MARIN MERGER CORP.

By:	/s/ RUSSELL A. COLOMBO
Russell A. Colombo
President and Chief Executive Officer

By:	/s/ NANCY R. BOATRIGHT
Nancy R. Boatright
Secretary